Exhibit 99(c)

Supplement to Present Required Information in Searchable Format

FIVE-YEAR PERFORMANCE GRAPH
	2013	2014	2015	2016	2017	2018

GE	$100	$93	$119	$124	$71	$32
S&P 500	100	114	115	129	157	150
DJIA	100	110	110	128	165	159